Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”), is made on this 13th day of October, 2010 (the “Effective Date”), by and between DESTINATION MATERNITY CORPORATION (the “Company”) and LISA HENDRICKSON (the “Employee”).

WHEREAS, the Employee serves or will serve as an executive of the Company; and

WHEREAS, the Company and the Employee desire to establish certain protections for the Employee in the event of her separation from service from the Company under specified circumstances.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1. Definitions. As used herein:

1.1. “Base Salary” means, as of any given date, the annual base rate of salary payable to the Employee by the Company, as then in effect; provided, however, that in the case of a resignation by the Employee for the Good Reason described in Section 1.5.1, “Base Salary” will mean the annual base rate of salary payable to the Employee by the Company, as in effect immediately prior to the reduction giving rise to that Good Reason.

1.2. “Cause” means:

1.2.1. conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense;

1.2.2. alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription);

1.2.3. willful misconduct or gross negligence in the course of employment;

1.2.4. material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices;

1.2.5. material breach of any agreement with or duty owed to the Company or any of its affiliates; or

1.2.6. refusal to perform the lawful and reasonable directives of a supervisor.

For avoidance of doubt, a separation from service that occurs as a result of a condition entitling the Employee to benefits under any Company sponsored or funded long term disability arrangement will not constitute a termination “without Cause.”

1.3. “Change in Control” means the first to occur of any of the events described in Section 1(f) of the Company’s 2005 Equity Incentive Plan, as in effect on the date hereof, provided that such Change in Control is completed on or before the third anniversary of the Effective Date.

1.4. “Code” means Internal Revenue Code of 1986, as amended.

1.5. “Good Reason” means any of the following, without the Employee’s prior consent:

1.5.1. a reduction in Base Salary; or

1.5.2. a relocation of the Employee’s principal worksite more than 50 miles.

However, none of the foregoing events or conditions will constitute Good Reason unless the Employee provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Employee resigns his employment within 30 days following the expiration of that cure period.

2. Severance Benefits.

2.1. Severance Events Following a Change in Control. Subject to Sections 2.3 and 3, if during the one year period immediately following a Change in Control, the Employee separates from service with the Company due to a termination by the Company without Cause or a resignation by the Employee for Good Reason, the Employee will be entitled to the following severance benefits:

2.1.1. monthly severance payments equal to one-twelfth of Employee’s Base Salary as of the date of such separation for a period equal to twelve months, payable in accordance with the Company’s payroll practices then in effect; and

2.1.2. waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Employee (and, to the extent covered immediately prior to the date of the Employee’s separation, his or her eligible dependents) for a period of twelve months.

2.2. Severance Events Preceding a Change in Control. Subject to Sections 2.3 and 3, if during the 90 days immediately preceding a Change in Control, the Employee separates from service with the Company due to a termination by the Company without Cause or a resignation by the Employee for Good Reason, then following such Change in Control, the Employee will be entitled to the following severance benefits:

2.2.1. monthly severance payments equal to one-twelfth of Employee’s Base Salary as of the date of such separation for a period equal to twelve months, payable in accordance with the Company’s payroll practices then in effect; provided, however, that the amount that would have been payable (absent the Employee’s separation from service) from the Employee’s separation from service to the date of the Change in Control will be payable in an immediate lump sum, with the remainder payable in substantially equal installments, in accordance with the Company’s payroll practices then in effect, over the period remaining until the date that is twelve months following the Employee’s separation from service; and

2.2.2. waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Employee (and, to the extent covered immediately prior to the date of the Employee’s separation, his or her eligible dependents) for a period of twelve months; provided that, if applicable, the Employee will be reimbursed for COBRA premiums paid out-of-pocket for the period following his or her separation from service and preceding the Change in Control; and provided further that if the Employee has not elected (and is no longer eligible to elect) COBRA continuation coverage, no waiver or reimbursement will be made pursuant to this Section 2.2.2.

2.3. Offsets.

2.3.1. Duty to Mitigate. The Employee hereby agrees to exercise his or her best efforts to obtain new employment or engagement following any separation from service with the Company and agrees to notify the Company of such new employment or engagement within 10 days following the commencement thereof. The Company’s obligations hereunder will be reduced by the amount of any compensation earned by the Employee from the performance of personal services during the twelve month period following his or her separation from service (whether or not then paid). The Employee agrees that the operation of this provision may give rise to an obligation to repay to the Company amounts received hereunder.

2.3.2. Other Company Severance Arrangements. The Company’s obligations hereunder will also be reduced by payments or benefits due under any employment agreement, severance plan or similar arrangement maintained by the Company or its affiliates.

2.4. Separation From Service. Whether a “separation from service” has occurred for purposes of this Agreement will be determined in accordance with Treas. Reg. §1.409A-1(h)(1) (or any successor provision).

3. Payments Conditioned Upon Release; Required Delay in Payment. Notwithstanding any provision of this Agreement, all payments and benefits hereunder are conditioned on the Employee’s execution and delivery of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company (the “Release”). Payments and benefits due hereunder will begin to be paid on the 30th day following Employee’s separation from service, provided that the Release is then irrevocable.

4. Certain Tax Considerations.

4.1. Application of Section 280G. If any payment or benefit due to the Employee from the Company or its subsidiaries or affiliates, whether under this Agreement or otherwise, would (if paid or provided) constitute an “Excess Parachute Payment” (as defined in Section 280G(b)(1) of the Code), then notwithstanding any other provision of this Agreement or any other commitment of the Company, that payment or benefit will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Company, in good faith and in its sole discretion. If multiple payments or benefits are subject to reduction under this paragraph, such payments or benefits will be reduced in the order that maximizes the Employee’s economic position (as determined by the Company in good faith). If, notwithstanding the initial application of this Section 4.1, the IRS determines that any payment or benefit provided to the Employee constituted an Excess Parachute Payment, this Section 4.1 will be reapplied based on the IRS’s determination and the Employee will be required to promptly repay to the Company any amount in excess of the payment limit of this Section 4.1, plus interest on such amount as determined at the applicable federal rate specified in Section 7872(f)(2) of the Code.

4.2. Application of Section 409A. The amounts payable under this Agreement are intended to be exempt from the application of Section 409A of the Code pursuant to Treas. Reg. § 1.409A-1(b)(4) and/or § 1.409A-(1)(b)(9) (or any relevant successor provision) and this Agreement should be interpreted accordingly. Nevertheless, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Employee upon or following his or her separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee’s separation from service will be deferred without interest and paid to Employee in a lump sum immediately following that six month period. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

5. Miscellaneous.

5.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, the Employee hereby (a) waives any right to claim payment of amounts owed to him/her, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

5.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.

5.3. Assignment. The rights of the Employee hereunder are personal to the Employee and may not be assigned, pledged or otherwise transferred by him/her.

5.4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

5.5. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

Destination Maternity Corporation

456 North Fifth Street

Philadelphia, PA 19123

Attn: General Counsel

If to the Employee, to: the address contained in the Company’s personnel files or, in either case, to such other address as may be specified by notice given in the manner described above.

5.6. Entire Agreement; Amendments. This Agreement and the Release contain the entire agreement and understanding of the parties relating to the provision of severance benefits in connection with a change in control, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject (including, without limitation, that certain letter agreement by and between Employee and the Company dated January 18,

2008); provided, however, that the terms of this Agreement do not alter or amend the terms of that letter agreement between the Company and the Employee dated November 20, 2009 (re: FY 2009 deferred bonus). This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

5.7. Withholding. The Company is hereby authorized to withhold from any cash or property otherwise payable to the Employee all taxes or other amounts required to be withheld pursuant to any applicable law.

5.8. Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

5.9. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has executed this Agreement, in each case on the date first above written.

DESTINATION MATERNITY CORPORATION

/s/ Edward M. Krell
By: Edward M. Krell
Title: Chief Executive Officer & President

LISA HENDRICKSON

/s/ Lisa Hendrickson